Exhibit 99.1

Apollo Global Enters Africa with Milpark Education Acquisition

Leading South African education provider expands Apollo Education Group network

PHOENIX, May 20, 2014 - Apollo Education Group, Inc. (NASDAQ: APOL) announced its wholly-owned subsidiary Apollo Global, Inc. closed on the acquisition of an 81% consolidated interest in Milpark Education (Pty) Ltd. (“Milpark Education”), one of South Africa’s leading private tertiary education providers, for approximately ZAR 265 million (USD 25.6 million based on current exchange rates).

“Aligned with our diversification strategy, Milpark Education brings tremendous value, academic content and expertise serving adult learners,” said Greg Cappelli, Apollo Education Group Chief Executive Officer. “Expanding into South Africa allows us to broaden our network of global educational institutions. We look forward to exploring other opportunities to serve students on the continent of Africa, which hosts seven of the fastest growing economies in the world.”

“Milpark Education is a premier higher education institution and will support the further expansion of Apollo Global into Africa,” said Curtis Uehlein, Apollo Global President. “At Apollo Global, we share knowledge across our global network and look forward to expanding Milpark’s best practices to support the growth of their programs and to continue providing students the opportunity for a better education.”

Milpark Education is well-known and specialized in South Africa with a range of offerings tailored to working adult learners, including qualifications in business, commerce, investment, banking, financial planning, insurance, and government and public management. Instruction at Milpark schools is provided through distance education and, in select instances, through learning in the classroom. Milpark Education is an accredited provider of Higher Education (HE) qualifications, and is also accredited to offer a variety of Further Education and Training (FET) programs. Milpark offers a range of HE certificates, a Bachelor of Business Administration, a Bachelor of Commerce with various specializations, several postgraduate diplomas, and a Master of Business Administration.

“We are excited at the possibilities that are provided by being part of the Apollo Education Group,” said Julian van der Westhuizen, CEO of Milpark Education. “We look forward in particular to benefitting from the global perspectives afforded us, and to the opportunity to continue to enhance and enrich our offerings to the benefit of our students and alumni.”

Apollo Education Group does not expect the transaction to have a material impact on its fiscal 2014 financial results.

About Apollo Education Group, Inc.

Apollo Education Group, Inc. is one of the world’s largest private education providers and has been in the education business since 1973. Through its subsidiaries: Apollo Global, College for Financial Planning, Institute for Professional Development, University of Phoenix, and Western International University, Apollo Education Group offers innovative and distinctive educational programs and services, online and on-campus, at the undergraduate, masters and doctoral levels. Its educational programs and services are offered throughout the United States and in Europe, Australia, Latin America, Africa and Asia, as well as online throughout the world. For more information about Apollo Education Group, Inc. and its subsidiaries, call (800) 990-APOL or visit www.apollo.edu.

About Apollo Global, Inc.

Apollo Global was formed in 2007 to make investments primarily in the international education services sector. Apollo Global provides business and technology management, consulting and training and operational services in the fields of higher education and education administration to its network of schools. Apollo Global is a wholly-owned subsidiary of Apollo Education Group. Its education network includes BPP University in the United Kingdom, Open Colleges Australia, Universidad Latinoamericana in Mexico, Universidad de Artes, Ciencias y Comunicación in Chile and Bridge School of Management in India, developed through a joint venture with HT Media Limited, an Indian media company.

About Milpark Education (Pty) Ltd.

Milpark Education (Pty) Ltd, established in 1997, was one of the first private providers of higher management education in South Africa and is a leading provider of Higher Education and Further Education and Training qualifications. Milpark Education is registered with the South African Department of Higher Education and Training (DHET) as a Private Higher Education Institution (No 2007/HE07/003). With a national footprint in South Africa, Milpark has two teaching campuses in Cape Town and Johannesburg, and a support office in Durban, Kwa-Zulu Natal. Milpark’s MBA has been rated in the Top 10 of Accredited Business Schools in South Africa since 2009 and was also rated as the number one private provider of the MBA degree in the 2013 PMR.Africa national survey on accredited business schools offering MBA/MBL degrees in South Africa.

Forward-Looking Statements Safe Harbor

Statements about Apollo Education Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Education Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation, unexpected expenses or other challenges in integrating the Milpark Education business into Apollo Global, consumer or regulatory impact arising from consummation of the Milpark Education acquisition, and unexpected changes or developments in the Milpark Education business. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Education Group’s Form 10-K for fiscal year 2013 and subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission which are available at www.apollo.edu.

Investor Relations Contacts:

Beth Coronelli, (312) 660-2059

beth.coronelli@apollo.edu

Erin Kelly, (602) 557-3830

erin.kelly@apollo.edu

Media Contact:

Ryan Rauzon (916) 599-2911

ryan.rauzon@apollo.edu